Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 of Advantage Solutions Inc. of our report dated March 16, 2021, except for the effects of the revision discussed in Note 1 to the consolidated financial statements and Note 1 to the financial statement schedule, the disclosures related to warrant liabilities as discussed in Note 1 to the consolidated financial statements, and the critical audit matter related to the accounting for and valuation of private placement warrants, as to which the date is May 17, 2021, relating to the financial statements and financial statement schedule, which appears in Advantage Solutions Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

November 9, 2021